UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 19, 2005

The PMI Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

PMI Plaza, 3003 Oak Road, Walnut Creek, California		94597
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	925-658-7878

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On May 19, 2005, the Compensation Committee of the Board of Directors of The PMI Group, Inc. ("Company") approved the acceleration of vesting of unvested out-of-the-money stock options awarded under the Company's Equity Incentive Plan to employees, including executive officers. The affected options are those unvested options currently outstanding with exercise prices greater than $37.00 per share, which was the closing price of the Company's common stock on May 19, 2005. As a result of this acceleration, unvested options granted in 2004 and 2005 to acquire approximately 2.3 million shares of the Company's stock, which otherwise would have vested on an annual basis through February 16, 2008, became immediately vested effective May 19, 2005. However, officers of the Company who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 ("Section 16 officers")are not permitted to sell any shares acquired upon exercise of the accelerated options prior to the date such options would have vested pursuant to the terms of the original award. The accelerated options represent approximately 32% of the Company's total outstanding options including options held by Section 16 officers to purchase approximately 940,000 shares. The weighted average exercise price of the options subject to the acceleration is $38.95. No options held by non-employee directors of the Company were subject to acceleration.

The purpose of the accelerated vesting is to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its consolidated financial statements, upon adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R (Share-Based Payment) in January 2006. The pre-tax charge to be avoided amounts to approximately $11.7 million over the course of the original vesting periods.

Also on May 19, 2005, the Compensation Committee of the Board of Directors granted restricted stock under the Company's Equity Incentive Plan in the amounts shown below to the following Named Executive Officers (as determined by reference to PMI's Proxy Statement, dated April 15, 2005):

L. Stephen Smith -- 50,000 shares
Bradley M. Shuster -- 50,000 shares
Victor J. Bacigalupi -- 25,000 shares
Donald P. Lofe, Jr. -- 25,000 shares

Each of the above restricted stock awards will vest as to 100% of the shares on the earlier of (i) the fourth anniversary of the grant subject to continued service as an employee, director or consultant through the vesting date; (ii) the date of termination of service due to death or disability as defined by the Equity Incentive Plan; or (iii) the event of a change of control as defined by the Equity Incentive Plan. A copy of the form of award document for these awards is attached as Exhibit 10.39 and incorporated herein.

Item 8.01. Other Events.

At the Company's Annual Meeting of Stockholders on May 19, 2005, the following individuals were elected by the stockholders to the Board of Directors:

Marianne Byerwalter
Dr. James C. Castle
Carmine Guerro
W. Roger Haughton
Wayne E. Hedien
Louis G. Lower II
Raymond L. Ocampo Jr.
John D. Roach
Dr. Kenneth T. Rosen
Steven Scheid
L. Stephen Smith
Richard L. Thomas
Jose H. Villarreal
Mary Lee Widener
Ronald H. Zech

At the Company's May 19, 2005 Annual Meeting, the stockholders also ratified the appointment of Ernst & Young LLP as the Company's indepedent auditors for the year ending December 31, 2005. Further information regarding the voting results of the Annual Meeting are contained in Exhibit 99.1 hereto and incorporated herein.

On May 16, 2005, the Company's subsidiary, PMI Mortgage Insurance Co. ("PMI") received a request from the New York Insurance Department for information regarding reinsurance arrangements and other types of arrangements in which lenders receive any form of payment, compensation or other form of consideration from PMI. The time period for the request is from January 1, 2000 to the present. Other federal and state regulatory agencies, including state insurance departments, may also request information regarding these arrangements.

The insurance industry has become the focus of increased attention by regulatory authorities. Several state insurance departments have conducted investigations of, and reached settlements with, title insurance companies with respect to, among other things, captive title reinsurance arrangements. We cannot predict whether the New York Insurance Department's request will lead to a formal investigation of these matters, or the scope, timing or outcome of any further inquiry by the New York Insurance Department or any inquiry that may be commenced by other regulators.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.39 Form of Restricted Stock Agreement
99.1 Results of May 19, 2005 The PMI Group, Inc. Annual Meeting of Stockholders
99.2 PXE Annual CEO Certification

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The PMI Group, Inc.

May 20, 2005	By:	Donald P. Lofe, Jr.

Name: Donald P. Lofe, Jr.
Title: Executive Vice President and Chief Financial Officer

The PMI Group, Inc.

May 20, 2005	By:	Thomas H. Jeter

Name: Thomas H. Jeter
Title: Vice President and Corporate Controller

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Exhibit Index

Exhibit No.	Description

10.39	Form of Restricted Stock Agreement
99.1	Results of The PMI Group, Inc. Annual Meeting of Stockholders
99.2	PCX Equities Annual CEO Certification